UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	December 29, 2015

LEGG MASON, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-8529	52-1200960
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

100 International Drive, Baltimore, Maryland	21202
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(410) 539-0000

Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 29, 2015, Legg Mason, Inc. (the “Company”), as Borrower; Citibank, N.A., as Administrative Agent; and the other banks party thereto (collectively, the "Lenders") entered into an unsecured Credit Agreement (the "Credit Agreement") pursuant to which the Lenders will make available to the Company a multi-currency revolving credit facility in an amount of $1 billion (which may be increased by an aggregate amount up to $500 million at the Company's discretion, subject to the consent of the Lenders) (the “Revolving Facility”). The Company borrowed $40 million on the Revolving Facility on December 29, 2015 and used the proceeds to repay the outstanding $40 million balance on its previous revolving credit facility, which was terminated effective upon the repayment. The Company will use the Revolving Facility to fund working capital needs and for general corporate purposes. The Revolving Facility matures on December 29, 2020 and amounts outstanding thereunder can be repaid at any time.

In the Credit Agreement, the Company has agreed to standard covenants, including that (i) the Company maintain a ratio of consolidated outstanding net debt to consolidated earnings before interest, taxes, depreciation, amortization and certain other non-cash items that is no greater than 3 to 1 at any time, and (ii) the Company maintain a ratio for any consecutive four quarter period of consolidated earnings before interest, taxes, depreciation, amortization and certain other non-cash items to cash interest payable on all of its outstanding debt of at least 4 to 1. Consolidated outstanding net debt is defined as debt for borrowed money less unrestricted cash available to pay obligations of the Company in excess of (1) the greater of (a) $300 million and (b) the amount of cash held at operating subsidiaries plus (2) the amount of taxes estimated to be payable to repatriate cash held outside of the United States by non-operating subsidiaries.

The Revolving Facility has an interest rate on outstanding balances of the Eurocurrency Rate plus 125 basis points and annual commitment fees of 17.5 basis points. The interest rate may change in the future based on changes in Legg Mason’s credit ratings.

In the ordinary course of its business, the Company has various business relationships with most of the Lenders.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the agreement, which is filed as an exhibit hereto and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Pursuant to the Credit Agreement described above in Item 1.01, which disclosure is incorporated herein by reference, the Company may also borrow additional amounts from time to time from the Lenders under the Revolving Facility that do not exceed $1 billion outstanding at any time (which may be increased by an aggregate amount up to $500 million at the Company's discretion, subject to the consent of the Lenders) to fund working capital requirements and for general corporate purposes. Amounts may be borrowed under the Revolving Facility during the five-year period commencing on December 29, 2015. The Revolving Facility matures on December 29, 2020 and amounts outstanding thereunder can be repaid at any time. The Credit Agreement contains standard events of default, the occurrence of which may trigger an acceleration of amounts outstanding under the Revolving Facility, including (i) aggregate payment defaults by the Company on at least $75 million in other indebtedness, (ii) failures by the Company to pay unstayed judgments or court orders in an aggregate amount in excess of $75 million or (iii) a change in control of the Company.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
Exhibit
No. Subject Matter

10	Credit Agreement, dated as of December 29, 2015, between Legg Mason, Inc., as Borrower; Citibank, N.A., as Administrative Agent; and the other banks party thereto

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEGG MASON, INC.

Date: December 29, 2015 By: /s/ Thomas C. Merchant
Thomas C. Merchant Executive Vice President and General Counsel